UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2014

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 18, 2014, Skyline Medical Inc. (the “Company”) and a stockholder entered into a settlement agreement and release (the “Settlement Agreement”) with Marshall Ryan (“Ryan”) and a company related to Ryan (together, the “Plaintiffs”). The settlement relates to a previously disclosed lawsuit by the Plaintiffs initiated in March 2014. Ryan is an engineer who previously worked with the Company on design of certain of the Company’s products. The lawsuit alleged among other things, breach of a 2008 consulting agreement, a 2006 manufacturing agreement and a 2006 supply agreement among the Plaintiffs and the Company, various claims of fraud and negligent misrepresentation, and breach of the duty of good faith and fair dealing.

Under the Settlement Agreement, the parties have agreed that the lawsuit will be dismissed. The Company has agreed to pay Ryan an aggregate of $500,000 in various cash installments through April 25, 2015, which amount includes $200,000 in installments that are payable during the remainder of 2014. The Settlement Agreement, among other things, extinguishes any prior claims of Plaintiffs for royalties or other alleged rights to payments under their prior agreements with the Company. Payment of the outstanding balance under the Settlement Agreement will be accelerated if the Company raises $2 million or more of gross dollars in a single funding round or raises aggregate funding of $4 million of gross dollars on or before April 10, 2015. If the Company defaults on the required cash payments and fails to cure as provided in the Settlement Agreement, then Ryan will have the option to either sue Skyline to enforce the Settlement Agreement or rescind the Settlement Agreement, including returning all payments previously made thereunder.

The Settlement Agreement also contains mutual releases covering claims other than a breach of the Settlement Agreement. In the Settlement Agreement, Ryan fully, unconditionally and irrevocably affirms and ratifies the Company’s rights to Ryan’s prior patent assignments, and disclaims any right, title or interest in the Company’s Streamway product. In addition, the parties confirmed that the patents related to the Streamway product belong exclusively to Skyline and remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2014

SKYLINE MEDICAL INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer